Exhibit 11.1

Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
Page	1 de 13	Document type: Policy	Code: PO-LEG-LCO-OVA-0001

1.	AUTHORIZATIONS

	Prepared	Reviewed	Authorized
Position	General Counsel	Chief Financial Officer	Chief Executive Officer
Date	February 24, 2026	February 24, 2026	February 24, 2026

Name and signature	Ernesto Gomez (26 feb.. 2026 17:13:08 CST)	Ricardo J Sanchez Baker (26 mar.. 2026 13:09:37 MDT)
	Ernesto Gómez	Ricardo Sánchez	Andrés Conesa

2.	PURPOSE

Establish guidelines in accordance with applicable law and regulation in Mexico and the United States of America regarding securities and limitations on the purchase or sale of such securities by persons who have knowledge of Confidential Information or Insider Information of the Company. For this purpose, the Board of Directors of the Company has adopted this Policy with the intention of:

2.1

Preventing the misuse of Confidential Information or Insider Information and provide guidance to all Related or Exposed Persons to prevent the consequences associated with violations of law or regulation on the use of Confidential Information or Insider Information;

2.2	Preventing inappropriate conduct, including the appearance of inappropriate conduct, by any Related Person or Exposed Person;

2.3

Following and complying with the principles of transparency in conducting transactions, equal opportunities in markets, protection of confidence in the securities market, observance of sound market practices, absence of conflicts of interest, and prevention of misconduct; and

2.4	Promoting compliance with the control mechanisms and/or notices contemplated for Related Persons or Exposed Persons.

3.	SCOPE

This Policy contains a number of prudential and control measures to safeguard Confidential and Insider Information and to ensure their appropriate use. Therefore, it applies to all Related Persons and Exposed Persons who hold company securities, including, without limitation, persons who perform or are involved in the following functions or activities, regardless of the title or position or the stage in which they are involved in the process in question:

3.1	Preparing analysis reports;

3.2	Preparing financial statements and operational reports;

3.3	Acquiring and/or placing own shares, either in the decision-making processes and/or in the execution of the corresponding transactions;

3.4	Managing the Company’s Treasury;

3.5	Managing the Company’s share buyback fund;

3.6	Corporate restructuring, such as mergers, split-offs, and other corporate vicissitudes, as well as shareholding or other rearrangements;

3.7	Operations among related parties;

3.8	Takeover bids;

3.9

Material transactions, from a qualitative or quantitative point of view, non-recurring, including, without limitation, any transaction that, due to its importance, is subject to approval by the Board of Directors and/or the Shareholders’ Meeting; and

3.10	Any other transaction that by its nature could involve access to Confidential Information or Insider Information. This Policy is effective as of October 20, 2025, as amended on February 24, 2026.

4.	DEFINITIONS

4.1

Applicable US Laws means the federal laws of the United States of America that apply to securities transactions, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, state securities trading laws, the rules of the NYSE and any other US stock exchange on which the Company shares are listed, and SEC rules.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
Page	2 de 13	Document type: Policy	Code: PO-LEG-LCO-OVA-0001

4.2	BMV means the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.).

4.3

Certain Relatives and Other Related Persons means, with respect to a person: (1) relatives residing in his/her household, (2) any person residing in his/her household (including domestic workers), or (3) relatives whose transactions are under the control or influence of the person even if they do not reside in his/her household.

4.4	CNBV means the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

4.5	Company means Grupo Aeroméxico, S.A.B. de C.V. and/or its subsidiaries or affiliates.

4.6

Confidential Information is any information about the Company, produced by the Company, or known by virtue of the performance of a position, function or mandate of, or in, the Company, that is not “public” as that concept is defined in this Policy.

4.7

CUE Provisions means the General Provisions Applicable to Securities Issuers and Other Securities Market Participants (Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores).

4.8

Exposed Persons are Related Persons who, in the exercise of their duties, have greater exposure to Confidential Information, Sensitive Stock Information and/or Insider Information, and Certain Relatives and Other Related Persons of, or legal entities controlled by, the foregoing. All Exposed People are also Related Persons, but not necessarily the opposite.

4.9

Insider Information is confidential information of any nature that influences or may influence the prices, volumes or quotation of securities registered in the Registry and has not been disclosed to the public through appropriate channels.

4.10	LMV means the Securities Market Law (Ley del Mercado de Valores).

4.11	NYSE stands for the New York Stock Exchange, a stock exchange in New York, USA.

4.12	Policy means the Policy on the Use of Insider Information in Securities Transactions (as amended, supplemented and/or updated from time to time).

4.13

Provisions on Transactions with Securities means the General Provisions applicable to Securities Transactions carried out by Directors, Officers and Employees of Financial Entities and Other Obligated Persons (Disposiciones de carácter general aplicables a las operaciones con valores que realicen los consejeros, directivos y empleados de entidades financieras y demás personas obligadas).

4.14	Registry means the National Registry of Securities (Registro Nacional de Valores) maintained by the CNBV.

4.15

Related Persons are the members and secretary of the Board of Directors, the statutory examiners (comisarios), the CEO and other relevant officers, employees, as well as external agents and auditors of the Company, and certain family members and other related persons of, or legal entities controlled by, the foregoing.

4.16

Responsible Party means, the person appointed by the Board of Directors of the Company or by the corporate body to whom the Board of Directors expressly delegates said power, in charge of monitoring compliance with the Provisions on Transactions with Securities, as well as the Policy.

4.17	SEC stands for the Securities and Exchange Commission.

4.18	SEC-Affiliated Person means a member of the Board of Directors or a director of the Company who is named as an “executive officer” in the Company’s SEC filings.

4.19

Sensitive Stock Information is the Insider Information that specifically relates to processes of registration of securities in the Registry with respect to public offers, and/or acquisitions or disposal of own shares.

5.	INVOLVED AREAS

The General Counsel participated in the development of this Policy and is responsible for keeping it up to date and promoting compliance.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
Page	3 de 13	Document type: Policy	Code: PO-LEG-LCO-OVA-0001

6.	INCORPORATED

6.1	Regulations

6.1.1

Related Persons and Exposed Persons are subject to various legal frameworks regarding transactions with securities listed in the CNBV Registry including, the LMV, the CUE Provisions, the Securities Transactions Provisions, and other provisions applicable in Mexico. They are also subject to the laws of the various countries where the Company’s securities are listed and, where applicable, listed including, among others, Applicable US Laws. The above-mentioned provisions contain obligations and prohibitions such as:

a.

Prohibitions: prohibitions include, among others, the improper use of Confidential Information; the improper use of Insider Information; acts of manipulation or simulation; as well as intervening in transactions with conflict of interest and contravening healthy uses and practices of the market.

b.

Disclosure Rules: rules that include, among others, the obligation to disclose relevant holdings and certain transactions to the Company, CNBV, SEC, NYSE or BMV, and even to the investor public, depending on the particular circumstances of the transaction.

c.	Particular Rules for Certain Transactions: rules for trading in the context of public offerings and/or when the Company’s repurchase fund participates.

6.1.2

The Responsible Party is available to answer questions regarding the regulatory context applicable to transactions with securities issued by the Company and the use of Confidential Information or Insider Information.

6.1.3	Each Related Person or Exposed Person is responsible for knowing, and keeping up to date with, the regulations applicable to them with respect to securities transactions.

6.1.4	This Policy is not intended to be a complete description of applicable securities laws and regulations.

6.2	Use of Confidential Information, Insider Information and Sensitive Stock Information

6.2.1	Confidential Information

Any information about the Company, generated by the Company, or known to a person by virtue of the performance of a position, function or mandate of, or in, the Company, which is not public, shall be considered “Confidential Information.” The correct use of Confidential Information is a priority for the Company:

a.

Each Related Person and Exposed Person must not use or share Confidential Information in connection with the Securities transaction, or for any purpose other than performing their duties at or for the Company. Any other use of Confidential Information is considered a breach of this Policy, in addition to being a legal violation, with serious consequences;

b.

Any Related Person must maintain the confidentiality of any Confidential Information entrusted thereto, except where disclosure is authorized by the Responsible Party or other officer expressly authorized for such purpose by the Company, or that is required by law or competent authority.

6.2.2

The information remains Confidential as long as it has not been made available to the general public. The information is considered as “public” when it is made known to the general investor public, through an official announcement of the Company by a deliberate and generalized process of information and dissemination, and through the means provided by the applicable legal provisions equalizing the opportunities of all market participants. Limited disclosure or rumors scattered in the market are not considered public information. It is important to note that the information is not necessarily public simply because it has been discussed in the press, and sometimes the press reports rumors. The information is not public unless it can be pointed to its official disclosure by the Company. “A deliberate and generalized process of information and dissemination” is any of the following forms of dissemination:

a.	the submission of a “Report of Foreign Private Issuer” on Form 6-K to the SEC and the accompanying publication of a relevant event;

b.	the submission of “Annual Report” on Form 20-F to the SEC; or

c.	the issuance of a press release.

6.2.3

All Confidential Information must be used exclusively for its purposes and must not be passed on to third parties who do not require it for the performance of their duties. Any related person is responsible for not sharing Confidential Information other than to whom they should know it and for ensuring that others do not have access thereto.

6.2.4

It is the responsibility of each Related Person to safeguard the confidentiality of the Confidential Information of which they are aware or have received by reason of their employment, title, commission or position. Any failure in physical or technological measures DOES NOT exempt Related Persons from their own duties.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
Page	4 de 13	Document type: Policy	Code: PO-LEG-LCO-OVA-0001

6.3	Insider Information

6.3.1

It will always be improper to trade Company securities when in possession of Insider Information and to transmit it (even partially) to third parties who do not require to know it in order to perform their functions outside the trading windows detailed in section 6.5.2 of this Policy.

6.3.2

The LMV and Applicable US Laws state that Insider Information are relevant events that have not been disclosed to the public and that may influence the prices of the Company’s securities. It is not necessary for the person to know all the characteristics of the relevant event to have Insider Information, provided that the party having access may affect the quote or price of the securities of an issuer.

6.3.3	This concept of what is “Insider Information” does not distinguish whether or not such information comes from the issuer. Thus, for the purposes of the LMV, the source of disclosure is not important.

6.3.4

The information is relevant if an investor deems it important to make the investment decision (buy, sell or hold) a given security or if the information could have an effect on its quote or price. Common examples could be, among others:

a.	quarterly or annual results, including income-related information;

b.	changes in the Company’s credit rating;

c.	events regarding the Company’s significant intellectual property;

d.	significant changes in the financial position or operating results;

e.	projections of quarterly or annual results, changes in those projections, or confirmations of those projections sometime after the projection has already been announced;

f.	significant changes in the Company’s business strategy or significant information about global expansion programs, including amendments or its cancellation;

g.	introduction of significant new products or services;

h.	events regarding customers, business partners or suppliers, such as the acquisition or loss of a contract or a major business collaboration;

i.	important changes in the control or management of the Company;

j.	significant changes in the Company’s remuneration policy;

k.	the transition to a new firm of independent external auditors or a notice from that firm indicating that shareholders should no longer rely on previously issued financial statements;

l.	significant financing or other significant events regarding the Company’s shares, such as defaults, amortizations, divisions or pools of shares, and public or private sales of shares;

m.	cyber-attacks or significant digital data breaches;

n.	bankruptcy, corporate restructuring, judicial administration, other liquidity problems or layoffs;

o.	new dividend distribution policies;

p.	the agreements adopted by the administrative bodies and steering committees dependent thereon; and

q.	acquisitions, mergers, split-offs, restructurings and transformations of major companies.

6.3.5	The LMV prohibits the improper use of Insider Information and does not distinguish whether or not a benefit is obtained. Thus, the LMV penalizes misuse itself, regardless of profit or loss avoided.

6.3.6

In accordance with the foregoing, conducting and/or instructing, engaging in, or recommending to another or other persons (unless by reason of their employment, position or commission, the person to whom it is transmitted or provided must know it) the conduct of transactions in securities of, and/or derivative financial instruments that have as underlying securities issued by the Company, when one possesses Insider Information is prohibited at all times.

6.3.7	Likewise, a person who has access to Insider Information must prevent another person from carrying out transactions for their benefit or representation.

6.3.8	Additionally, it is important to note that prohibitions on the use of Insider Information continue even after having stopped collaborating with the Company.

6.3.9

All of these principles also apply to transactions with securities and/or financial instruments issued by another company, when one receives Insider Information that deals with that company or may impact the price of its securities through its relationship with the Company. Another company may include, without limitation, any customer, supplier or target company, or a company in the same industry, sector or subsector as the Company.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
Page	5 de 13	Document type: Policy	Code: PO-LEG-LCO-OVA-0001

6.3.10

The critical thing is that one has Insider Information. It does not matter that one has decided to trade before knowing the Insider Information, or that one may have a reason to trade not based on Insider Information. The LMV and Applicable US Laws do not recognize these mitigating circumstances in determining liability.

6.3.11

The LMV and Applicable US Laws also presume that persons such as spouses, cohabitants, or partners of Related Persons, or who have family, personal, professional, or working relationships with Related Persons, entities (e.g. corporations, corporations, and trusts) controlled by Related Persons or who, even without links, have had contact by any means, may have access to Insider Information and, therefore, be subject to Insider Information provisions and penalties. Therefore, the terms “Related Persons” and “Exposed Persons” also include Certain Relatives and Other Related Persons of those persons.

6.4	Sensitive Stock Information

6.4.1

This Policy must be observed by any Related Person; however, Exposed Persons have greater exposure to Confidential, Sensitive and/or Privileged Stock Information by virtue of their position or functions and, therefore, such persons need to be even more rigorous in their value judgments. There are also Related Persons who have or may have access to Sensitive Stock Information. These persons become temporary and eventually Exposed Persons, as long as the event in respect of which they have access to information is not fully disclosed by the Company, through the legal means leading and in terms of the applicable legal provisions.

6.4.2

In the case of the members of the Board of Directors, they are considered Exposed Persons regarding the Insider Information and/or Sensitive Stock Information that they have obtained within the governing bodies in which they participate.

6.5	Transactions with securities

Trading is any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, among others, derivative exercises, gifts or other options exercises on shares granted under stock plans, contributions, sales of any share (including shares acquired through the exercise of options or settlement of other share awards) and any transaction conducted under an employee benefit plan.

6.5.1	Principles for Trading

Without prejudice to the provisions of the LMV and the general provisions emanating therefrom, all Related Persons shall observe the following principles when entering into transactions with securities in respect of which they have or may have access to Confidential Information:

6.5.1.1	Transparency in the conduct of transactions.

6.5.1.2

Equal opportunities vis-à-vis other market participants in conducting securities transactions. It shall be understood that they trade in equal opportunities, when conducting open market transactions, they do not engage in any of the following conduct:

a.

Manipulating the market, considering that, according to the LMV, market manipulation is understood as any act performed by one or more people, through which the free interaction between supply and demand is interfered or influenced, causing artificially variation of the volume or price of securities, with the purpose of obtaining a profit of their own or of third parties.

b.	Conducting simulation transactions regarding the volume or price of securities.

c.	Distorting the proper functioning of the trading system or computing equipment of stock exchanges or companies that manage systems to facilitate securities transactions.

d.	Intervening in transactions with conflict of interest.

e.	Contravening healthy uses and market practices.

f.

Ordering or intervening in the conclusion of transactions with securities, for the benefit of one or more third parties, knowing that one or more instructions issued by other client(s) of a securities intermediary, on the same security, anticipating the execution thereof.

6.5.1.3	Observing healthy stock market uses and practices.

6.5.1.4	Absence of conflicts of interest.

6.5.1.5	Refraining from trading by using Insider Information or Confidential Information outside the trading windows detailed in section 6.5.2 of this Policy.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
Page	6 de 13	Document type: Policy	Code: PO-LEG-LCO-OVA-0001

6.5.2	Suggested Windows and Abstention Periods

6.5.2.1	Suggested Windows

a.

The Company suggests to all Related Persons, and especially Exposed Persons, to trade Company securities within 30 calendar days of issuing financial or operating reports. In addition, all Related Persons and Exposed Persons are required to wait to trade Company securities at least until the opening of the NYSE or BMV (whichever opens first) two full business days after information is disclosed.

b.

The above suggested “window” considers that after each quarterly stock exchange report, the information about the Company is “fresh” and that the management of the company has done its best to make all relevant information, including financial information, publicly known. The required two-day waiting time considers that the market needs sufficient opportunity to “digest” the information.

c.

In addition, to ensure that Related Persons and Exposed Persons do not inadvertently operate against the issuer itself in its repurchase transactions, such Related Persons are advised (but not required) not to trade Company securities, on the open market, from the time the BMV opens and until 10:00 am CDMX/12:00 pm New York. The Company will endeavor to conduct its repurchase transactions, at each trading session, within the period that begins when the BMV opens and ends at 10:00 am CDMX/12:00 pm New York.

6.5.2.2	Abstention Periods

a.	Regular periods

•

According to the LMV, except for certain exceptions, it is prohibited for Related Persons who are considered to have access to Insider Information to acquire, directly or indirectly, securities and/or derivative financial instruments having as underlying securities those issued by the issuing company with which they are linked, for a period of three months from the last disposal they have made of the securities. This prohibition also applies to disposals, but in relation to the last acquisition made in respect of any class of securities issued by the company concerned.

•

Related Persons shall exercise prudence when trading Company securities from 30 calendar days prior to the close of each quarter and extreme prudence when trading from 14 calendar days prior to the close of each quarter until the opening of the NYSE or BMV (whichever opens first) two full business days after the date of publication of the next immediate quarterly report.

•

Exposed Persons shall maintain a high level of prudence when trading Company securities in any event, and shall increase it if trading from 30 calendar days prior to the close of each quarter, and shall not trade at all from 14 calendar days prior to the close of each quarter until the opening of the NYSE or BMV (whichever opens first) two full business days after the date of publication of the next immediate quarterly report. Exposed Persons, either on a daily basis or on an eventual basis, must be rigorous in their individual analysis to ensure when they trade in possession of Insider Information.

6.5.2.3	Interim periods

From time to time, the Company may request that certain Exposed Persons or Related Persons (even though they are not considered Exposed Persons) completely suspend the trading of the Company’s securities, because they know important events that have not yet been disclosed to the public and constitute Insider Information. While the suspension is in effect, none of the affected persons may trade securities of the Company or disclose to others that the Company has suspended transactions of such securities. While these provisional, ad hoc-imposed abstention periods are expected to usually arise when the Company is involved in a highly sensitive transaction, the Company may establish them for any reason. If the Company declares a period of provisional abstention, the Responsible Party will let the affected person know when the period begins and ends.

6.5.3	Prohibited Transactions

6.5.3.1

Short Sales: short sales of Company securities are strictly prohibited. Short sales of the Company’s securities (i.e., selling shares that are not owned and borrowing shares to deliver) may show an expectation on the part of seller that the securities will decrease in value and, therefore, have the potential to indicate to the market that seller has no confidence in the future of the Company. In addition, short sales may reduce seller’s incentive to improve the Company’s performance. Consequently, no Related Person, whether or not in possession of

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Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
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Insider Information, is permitted to negotiate options (other than the exercise of a concession of options by the Company), warranties, sell and buy options or similar instruments on the securities of the Company or sell securities of the Company short. Such activities may put the personal benefit of the Insider in conflict with the best interests of the Company and its securities holders.

6.5.3.2

Hedging Transactions: Hedging transactions involve the purchase of financial instruments (including prepaid variable forward contracts, stock swaps, collars and exchange funds), or any other transaction that hedges or offsets, or is designed to hedge or compensate, any decrease in the market value of the registrant’s equity. Such transactions may allow a director, officer or employee to continue to own the Company’s securities but without all the risks and benefits of the property. When that happens, the person may no longer have the same goals as the other shareholders of the Company. Therefore, no Related Person is permitted to carry out such hedging transactions.

6.5.3.3

Margin Accounts and Pledges: A broker may sell the securities purchased on margin without the consent of its client if the client does not meet a margin requirement. Similarly, securities held in an account that can be borrowed or pledged or mortgaged as collateral for a loan may be sold in foreclosure if the borrower fails to pay the loan. Consequently, if one buys securities with margin or pledges them as collateral for a loan, a margin sale or foreclosure sale (even if not initiated at his request) may occur at a time when he has Insider Information or is otherwise not allowed to trade with the securities. Therefore, the use of Company securities to secure margin and pledge accounts by Related Persons is strongly discouraged.

6.5.3.4

Coordination of sales with Company buybacks: No Exposed Person shall coordinate their sales of Company securities with, or establish hedges for such sales against Company purchases of any class of Company securities (even when the class of securities being sold differs from the class of securities being purchased by the Company). This is to prevent the use of manipulation by the Company or the Related Person regarding share buybacks by the Company.

6.5.4	Rule 10b5-1 Transactions

6.5.4.1

A SEC Rule 10b5-1 trading plan (“10b5-1 Plan”) is a binding written contract between the securities holder and his/her broker/custodian that specifies the price, amount, and date of future securities transactions that the broker/custodian will conduct, or that provides a formula or mechanism for securities trading to be followed by the broker/custodian. Under Applicable US Laws, a 10b5-1 Plan must be established by the holder only when he has no Insider Information, it must prohibit the holder from exercising subsequent influence on how, when, or whether the transactions will be performed, and it cannot be modified or terminated by the holder when he has Insider Information. The benefit of a 10b5-1 Plan is that the holder, if trading securities using a 10b5-1 Plan, will have an affirmative defense against charges filed by the SEC against him for trading when he has Insider Information. This defense is limited to charges filed by the SEC and does not necessarily help in cases filed by outside authorities such as the CNBV.

6.5.4.2

Under applicable laws, Related Persons may not establish, modify or terminate the 10b5-1 Plan when they have Insider Information and, in addition, Related Persons or Exposed Persons may not establish, modify or terminate the 10b5-1 Plan during any abstention period in which their trading is suspended under this Policy. In any case, it is suggested that all Related Persons establish, modify and terminate a 10b5-1 Plan during a trading window and not during a period of prudence or high prudence. Finally, no trading can be carried out by means of a 10b5-1 Plan if that transaction is prohibited under Mexican law.

6.5.4.3

The Company assumes no responsibility and expressly disclaims any civil or other liability for the establishment, modification, or termination of, or the consequences of any transaction made pursuant to such plan. In addition, a 10b5-1 Plan should be structured to avoid purchases or sales shortly before important announcements. Although transactions on a 10b5-1 Plan are exempt from SEC bans, transactions can sometimes occur shortly before the Company announces important news, and public investors and media may not understand the nuances of the plan. This could generate negative advertising for the Related Person, as well as for the Company, if the SEC or NYSE investigated the transactions.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

La información contenida en este documento y sus anexos son exclusivamente para USO INTERNO de Grupo Aeroméxico

Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
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6.5.4.4

The rules relating to the 10b5-1 Plan are complex and must be fully complied with. All Related Persons and Exposed Persons are advised to consult their legal counsel before proceeding instead of relying on Company advisors.

6.5.5	Notices

6.5.5.1

Each Related Person and Exposed Person will be responsible for notifying the Company and, where appropriate, the SEC, the CNBV and/or the investor public, in case of updating the hypotheses contained in the Applicable US Laws, the LMV and general provisions emanating therefrom, in the terms and forms contained in said provisions.

6.5.5.2	US Disclosure Obligations

a.	SEC-Affiliated Persons must file electronically and publicly with the SEC:

•	under Section 16(a) of the Securities Exchange Act of 1934:

•

“Form 3” reports due by 10 PM ET on March 18, 2026, showing their ownership of Company equity securities as of such date (for those appointed to their positions as SEC-Affiliated Persons after such date, a Form 3 report is due by 10 PM ET on the 10th calendar day after their appointment);

•

“Form 4” reports each time that they transact in equity securities of the Company (including, among other transactions, covered grants, vestings and exercises of equity awards, gifts, purchases, sales and other transfers, whether or not under a 10b5-1 Plan), regardless of the dollar value or share amount involved in the transaction, due by 10 PM ET within 2 business days after the date of the transaction (based on “business days” in the United States as so considered by the SEC); and

•

“Form 5” reports for any equity securities of the Company that they failed to report on Form 3 or Form 4 during a fiscal year or that occurred during a fiscal year and are subject to delayed reporting under Section 16(a) of the Securities Exchange Act of 1934, due by 10 PM ET within 45 calendar days after the end of the fiscal year.

•	Under Rule 144 under the Securities Act of 1933:

•

a Form 144 every time they sell securities using Rule 144 under the Securities Act of 1933 in excess of 5,000 common shares or a $50,000 sale price (adding together all such sales over a rolling three-month period). A Form 144 must be filed electronically and publicly and by 10 PM ET on the same business day as the trade date, and it is typically done by one’s broker. In general, sales using Rule 144 under the Securities Act of 1933 are unregistered sales of securities by SEC-Affiliated Persons in the open market in the United States (i.e., unregistered sales other than those made to persons outside the United States via the payment of customary broker’s commissions and with no directed selling efforts in the United States).

•	Rule 144 also imposes additional restrictions, with respect to which SEC-Affiliated Persons should consult their brokers and/or an attorney to ensure compliance.

b.

Under Section 13(d) of the Securities Exchange Act of 1934, Related Persons that have investment and/or voting power over at least five percent of the Company’s outstanding common shares are typically required to make periodic Schedule 13D or Schedule 13G filings electronically with the SEC. Related Persons who believe they may be subject to these filing obligations should consult an attorney for assistance. For more information on these requirements, Related Persons should consult their own advisors.

c.	An SEC-Affiliated Person’s filing of a Form 3, 4 or 5 does not absolve him/her of the separate obligation, if applicable, to file a Form 144 or Schedule 13D or 13G, or vice-versa.

d.

Certain individuals at the Company are expected to be appointed via powers of attorney to make Forms 3, 4 and 5 filings under Section 16(a) of the Securities Exchange Act of 1934 on the behalf of SEC-Affiliated Persons. This is for the purpose of administrative convenience only, to facilitate reporting under Section 16(a) of the Securities Exchange Act of 1934, and will not remove or shift liability for the filing, which will remain, in all cases, solely and entirely with the SEC-Affiliated Person. The Company will rely entirely on the SEC-Affiliated Person to provide these details to the Company on a timely basis pursuant to the notice provisions of Section 6.5.5, and the Company takes no responsibility for errors or omissions by the SEC- Affiliated Person in Form 3, 4 or 5 filings or the timing of such filings, or the fact of whether or not they are filed.

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e.

The Company will not assist SEC-Affiliated Persons with Form 144 filings, which should be done by the SEC-Affiliated Person’s broker. SEC-Affiliated Persons are urged to confirm, following any sale under Rule 144 under the Securities Act of 1933, that their brokers are completing their timely Form 144 filings.

f.	The Company will generally not assist SEC-Affiliated Persons or other Related Persons with Schedule 13D or Schedule 13G filings.

g.

Regardless of the Company’s involvement in a filing, it is the legal obligation of the SEC-Affiliated Person, and not the Company, to cause Form 3, Form 4, Form 5 and/or Form 144 filings to be made, and any Related Person, and not the Company, to cause Schedule 13D and/or Schedule 13G filings to be made.

6.5.5.3	Mexican Disclosure Obligations

a.

Disclosure obligations under the LMV are generally triggered when a shareholder acquires, directly or indirectly and through one or more transactions, 10% of the Company’s equity and, when Related Persons (including 10% shareholders), directly or indirectly, increase or decrease their interest by 5%, through one or more transactions, whether simultaneous or successive. Notices informing the CNBV of acquisitions and variations under this paragraph must be submitted by the relevant persons no later than the next business day.

b.

The CUE Provisions establish, to date, a threshold of 1,000,000 investment units (UDIs), for Related Persons (including 10% shareholders) to report to the CNBV the transactions they carry out with securities issued by the Company. These reports must be submitted in the formats (including Annex U of the CUE Provisions), in the deadlines, and to the recipients specified by the CUE Provisions.

c.

It is the legal obligation of the Related Persons (including 10% shareholders), and not the Company, to cause any required reports are filed in compliance with the LMV and CUE Provisions. The Company assumes no legal responsibility or other liability for the content or timing of these filings, or the fact whether or not they are filed.

6.5.6	Notices from Related Persons

6.5.6.1	SEC-Affiliated Person Notices Required by Applicable US Laws

a.

To allow an individual at the Company to act via power of attorney to file Forms 3, 4 or 5 on their behalf, SEC-Affiliated Persons are required to report all transactions in equity securities of the Company by the close of business on the day of the execution of the transaction, by telephone and in writing via e-mail to the Responsible Party, including the complete details (i.e., date, type of transaction, number of shares and price, plus any other information requested by the Responsible Party).

6.5.6.2	Exposed Person Notices Required by the LMV

a.

Exposed Persons shall provide the Responsible Party with a report each time they enter into transactions with the securities listed below. This report must be delivered regardless of whether, when trading, the Exposed Person had specific access to Sensitive Stock Information, since their obligation to deliver is updated by the possibility of accessing and not necessarily by the materialization of such access. The transactions with securities that update the obligation to submit the reports referred to in this section are those carried out on their own account by Exposed Persons, directly or indirectly, on:

•	Securities registered in the Registry maintained by the CNBV;

•

Depositary records commonly called “American Depositary Receipts” (ADRs) or similar instruments in foreign markets, representing the securities indicated in the preceding paragraph, or instruments similar to the former; and

•	Derivative financial instruments, provided that they have as an underlying asset securities registered in the Registry maintained by the CNBV.

b.

The report referred to in this paragraph shall be provided in a truthful and timely manner to the Responsible Party, no later than ten business days following the conclusion of the transaction in question. For the preparation of this report, the form attached hereto as Exhibit “A” will be used.

c.	The obligation to submit this report will not be updated:

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•

Securities with Independent Decision Processes: For investments in shares of investment funds, securities issued by the federal government, indexed fiduciary securities referred to in Article 63 bis 1, section III of the LMV, securities issued by trusts created for that sole purpose in which the Exposed Persons do not intervene in investment decisions, bank securities representative of a term debt equal to or less than one year borrowed by a credit institution, as well as in equity certificates or optional instruments referring, in both cases, to securities of two or more issuers, or either a group or basket of securities or price indexes.

•

Standardized Discretionary Accounts: the investments that Exposed Persons make under the investment management service, provided that having agreed the discretionary management of the account, the recommended investment strategy is standardized.

d.

If the Exposed Person is an SEC-Affiliated Person and has delivered notice to the Company pursuant to Section 6.5.6.1(a) above, the Responsible Party may conclude that his/her obligation under this Section 6.5.6 is considered fulfilled and that an additional notice under this Section 6.5.6. is not required.

6.5.6.3	Regular Information

a.

The Company, through the Responsible Party, shall send no later than April 30, a letter addressed to each member of the Board of Directors, as well as to its relevant officers, requesting the number, series and class of the shares of which they own or are beneficiaries, directly or indirectly, as well as the amount and percentage they represent with respect to the capital stock of the Company, in accordance with the form contained in Annex V of the CUE Provisions or any other that is applicable.

b.

Likewise, the directors and relevant officers of the Company who maintain, directly or indirectly, an individual shareholding interest greater than 1% of the Company’s capital stock and the individuals or legal entities, trusts or other investment vehicles, who are owners or beneficiaries, directly or indirectly, of 5% or more of the Company’s capital stock, shall, on the date of the ordinary general shareholders’ meeting that decides on the results of the previous corporate year, provide the Company no later than May 15 their name, legal name or corporate name, number, series and class of shares they own or are beneficiaries of, directly or indirectly, as well as the amount and percentage which they represent with respect to the Company’s capital stock, in accordance with the form contained in Annex V of the CUE Provisions or any other that is applicable.

c.

Likewise, any individual who owns or is beneficiary of 1% or more of the capital stock of the Company, directly or indirectly, through one or more legal entities, trusts or other investment vehicles, must report such situation to the Company through the aforementioned Annex, disclosing the manner in which it maintains such shareholding.

d.

In the case of SEC-Affiliated Persons, if the Company has received the information required by this Section 6.5.6 pursuant to notices delivered to the Company through Section 6.5.4 and/or Forms 3, 4, 5 or 144, or Schedules 13D or 13G, filed with the SEC, which are up to date, the Responsible Party may determine not to solicit such information again pursuant this Section 6.5.6.

6.5.7	Obligations of the Responsible Party

6.5.7.1

The Responsible Party will be in charge of monitoring compliance with the provisions of LMV and other applicable legislation in matters of transaction with securities by Related Persons, as well as this Policy, for which the Responsible Party, must:

a.	Submit for approval by the Board of Directors of the Company any amendment to this Policy;

b.	Receive and review the operational reports of Exposed Persons referred to herein;

c.	Receive and process information sent to it by Related Persons pursuant to Article 53 of the CUE Provisions;

d.

At the request of the BMV and/or the CNBV, based on the provisions of Article 106 of the LMV and Article 50, penultimate paragraph, of the CUE Provisions, in the event of unusual movements in the trading of securities issued by the Company, the Responsible Party shall review the corresponding operational control, in accordance with Article 53 of the CUE Provisions and shall make the clarifications that, if appropriate, are relevant with the information available to the BMV, CNBV and the investor public;

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e.	Receive and process doubts from Related Persons to transactions with Company securities or in respect of which they have or may have Confidential Information; and

f.	Keep the record of access to Insider Information which disclosure has been deferred, in accordance with the LMV.

6.5.7.2

The Responsible Party shall annually review the Company Code of Conduct and this Policy. When deemed necessary, the Responsible Party shall propose necessary changes to the CEO for submission to the Board of Directors for approval, those adjustments he deems appropriate.

6.5.7.3	This Policy and its amendments must be submitted to the CNBV within 10 business days of the date on which they are approved by the Board of Directors of the Company.

6.5.7.4	Likewise, the Responsible Party shall submit for approval by the CEO periodic training programs of the Company in relation to this Policy.

6.5.8	Confidentiality

6.5.8.1	Unauthorized disclosure to any person of Confidential Information, including family members, is strictly prohibited.

6.5.8.2

The disclosure of such information may be illegal and may also result in unlawful transactions. Therefore, Related Persons and Exposed Persons shall not discuss matters or the progress of our business or transactions with anyone outside of us, except as strictly required for the performance of their functions, nor shall they recommend to anyone the purchase or sale of securities and/or derivative financial instruments which underlying securities are issued by the Company, nor shall they make any value judgments regarding the benefits of an investment in securities and/or derivative financial instruments which underlying securities are issued by the Company, unless authorized to do so.

6.5.8.3	Related Persons or Exposed Persons shall not answer any questions regarding the Company, its customers or operations and shall refer the person concerned to the competent authority of the Company.

6.6	Penalties

6.6.1

If the Company or the Responsible Party determines that this Policy has been breached, the person concerned may be disciplined with penalties that may include removal from office or separation from the Company or its subsidiaries. Failure to comply with this policy may result in administrative, legal or labor sanctions, which will be determined by the Executive Vice President of Human Resources, the General Counsel, Legal Compliance Directorate and Labor Relations Vice President.

6.6.2	Sanctions may include warnings.

6.6.3	Additionally, the Company through the Responsible Party will perform the following actions:

a.	if possible, order the Related Person to refrain from carrying out the transaction with corresponding securities;

b.

In accordance with the seriousness, intent and damage derived from the transaction with securities carried out by the Related Person in contravention of the provisions of this Policy, the LMV and other applicable regulations, may:

•	warn the offender;

•	order the immediate training of the Related Person in matters of securities transactions and the content of this Policy;

•	order the removal, reassignment of functions, suspension with or without payment or benefits of the Related Person; and/or

•	order the temporary or permanent separation or removal from office of the Related Person.

c.	apply any other corrective or disciplinary measure it deems appropriate, including reporting to the appropriate authorities.

6.6.4

In addition, violations of this Policy may also constitute regulatory violations with severe (including criminal) penalties and civil liability. Persons who engage in transactions through the use of Inside Information (even those executed outside the national territory if they have effects on it), or who are responsible for disclosing Insider Information to third parties, who subsequently carry out transactions based thereupon, are liable to fines against the administrative authority and civil and/or criminal liability vis-à-vis counterparties and third parties.

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In particular, persons holding Insider Information, the ones that control it and the Company may be required by law to return their avoided gains or losses or face civil penalties, criminal penalties and/or jail sentences for engaging in securities when they have Insider Information or for inappropriate transactions by any person to whom they have disclosed Insider Information, or to whom they have made recommendations or expressed opinions on the basis of such securities trading information (e.g., receiving any kind of compensation from a third party). The SEC has imposed relevant penalties even when the person giving the information did not profit from the negotiation. A criminal proceeding can result in a fine of up to 5 million (no matter how small the gain or even if there is a loss) and a prison term of up to 20 years. Civil actions may be brought by a private plaintiff or by the SEC. The SEC also has the authority to obtain a court order prohibiting a person who has participated in the use of Insider Information from acting as a director or officer of a listed company or from accounting with the SEC. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to discover the use of Insider Information. Before making any transaction, one should carefully consider how law enforcement and others might view the transaction in hindsight. A violation of the law, or even a SEC investigation that does not result in a judicial process, can tarnish one’s reputation and irreparably damage one’s career.

6.6.5	The Company expects the cooperation of all related persons in conducting internal investigations.

7. RESPONSABILITIES

7.1

This document specifically describes the responsibilities assigned to departments, positions, and entities referred to herein, regardless of the responsibilities assigned to them in accordance with their functions and scope of responsibility within the Company.

8. RECORDS / FORMATS

Code	Name	Responsible	Place of protection
N/A

9. REFERENCE WITH OTHER DOCUMENTS

Code	Description	Last revision
Versión 8.0	Code of conduct	May 2024
A_PO_GALE_09	Anticorruption Policy	February 2024
PO-LEG-LCM-CIS-0001	Conflict of Interest Policy	June 2025

10. CONTROL OF CHANGE

Revision	Code	Date	Description of change
000	PO-LEG-LCO-OVA-0001	October 20, 25	Release
001	PO-LEG-LCO-OVA-0001	February 24, 2026	To align the policy with Section 16(a) reporting obligations under the Securities Exchange Act.

©La impresión de este documento es una copia no controlada para usarse como referencia sin responsabilidad de Grupo Aeroméxico, la versión vigente se encuentra en la intranet.

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Preparation date	Oct 20, 25	Insider information in transactions with securities and control of confidential information
Version No.	001
Release date	Feb 24, 26
Page	13 de 13	Document type: Policy	Code: PO-LEG-LCO-OVA-0001

ANNEX “A”

NOTICE FORM

INDIVIDUAL

LAST NAME	SECOND LAST NAME	NAME(S)

LEGAL ENTITY

LEGAL NAME OR CORPORATE NAME

LINK WITH THE ISSUER a) Official c) Director (b) Employee

OPERATIONS EXECUTED
SECURITIES (Issuer and Series or class)	TYPE (disposal or acquisition)	CONCENTRATION DATE	VOLUME	PRICE	BROKER

Address to receive notices of the person concerned or the authorized representative:

Phone:

E-mail:

The undersigned, under affirmation, states that the information and data contained in this document are true.

NAME AND SIGNATURE:

(the person concerned or authorized representative)

Date:

Note: Include indirect transactions as well as derivative financial instruments or optional securities which underlying shares represent the Company’s capital stock, which can be settled in kind.

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